Exhibit 99.1

FOR FURTHER INFORMATION PLEASE CONTACT: Christopher J. Munyan President and Chief Executive Officer (610) 729-3959

FOR IMMEDIATE RELEASE:
February 23, 2017

CSS INDUSTRIES, INC. ANNOUNCES APPOINTMENT OF NEW EXECUTIVE VICE PRESIDENT OF OPERATIONS

PLYMOUTH MEETING, PA – CSS Industries, Inc. (NYSE: CSS) announced today that, effective March 13, 2017, John S. White will join the organization as its new Executive Vice President of Operations. Effective with the commencement of Mr. White’s employment, Christian A. Sorensen, who currently serves in the role of Executive Vice President of Operations, will transition to the role of Senior Vice President Finance – Supply Chain.
Mr. White has thirty years of global leadership experience in managing and improving supply chain performance for DuPont (NYSE:DD). During his tenure with DuPont, Mr. White served in various senior operations positions, most recently serving as the Manufacturing Director of DuPont Performance Materials, where he was responsible for multiple operations in DuPont’s Americas Region. In such role, he was involved in developing an “Integrated Supply Chain” readiness and change management plan in connection with DuPont’s planned merger with Dow Chemical Company. During his long career with DuPont, Mr. White was responsible for leading supply chain operations, including sourcing, logistics, demand driven fulfillment and manufacturing, in the United States, Asia, and Europe. Mr. White holds a Bachelor of Science, Electrical Engineering from Texas A&M University and a Master of Business Administration from the University of Delaware. He also is an APICS certified supply chain professional and is a certified Six Sigma Black Belt.
“We are excited to welcome Jack to CSS,” said Christopher J. Munyan, President and Chief Executive Officer of CSS. “With Jack’s extensive background as a global operations executive, we look forward to benefitting from his manufacturing and supply chain expertise and insights.”
“We also appreciate Chris Sorensen’s dedicated service to CSS,” continued Mr. Munyan. “Since 1996, Chris has served in various operational and financial capacities at CSS, including his service since July 2015 as our Executive Vice President of Operations. We value Chris’ financial and supply chain experience, and we expect him in his new role to continue to help us achieve our financial and operational goals. Jack and Chris both will provide essential expertise as we continue to pursue our strategy to grow organically and through acquisition in the craft, seasonal and celebrations markets.”
About CSS Industries
CSS is a consumer products company within the craft, seasonal and celebrations markets that is primarily engaged in the design, manufacture, procurement, distribution and sale of all occasion and seasonal social expression products, principally to mass market retailers. These all occasion and seasonal products include craft ribbon and buttons, packaging ribbon and bows, sewing patterns, classroom exchange Valentines, infant products, journals, fashion buttons, boxed greeting cards, gift tags, gift card holders, gift bags, gift wrap, decorations, floral accessories, craft and educational products, Easter egg dyes and novelties, memory books, scrapbooks, stickers, stationery and other items that commemorate life’s celebrations.